Exhibit 3.1

SECOND AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIGITAL WORLD ACQUISITION CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

DIGITAL WORLD ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.

The name of the Corporation is Digital World Acquisition Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 11, 2020 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 2, 2021 (the “Original Amended and Restated Certificate of Incorporation”). A Certificate of Correction was filed in the office of the Secretary of State of the State of Delaware on May 18, 2022 to correct an inaccuracy of Section 9.1(c) of the Original Amended and Restated Certificate of Incorporation (the “Amendment to the Amended and Restated Certificate of Incorporation”). An Amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 22, 2022 (“First Amendment to the Amended and Restated Certificate of Incorporation”).

2.	This Second Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.

This Second Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the then issued and outstanding shares of Class A common stock and Class B common stock, voting together as a single class, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section 9.1(c) of Article IX is hereby amended and restated to read in full as follows:

(c)

In the event that the Corporation has not consummated an initial Business Combination by September 8, 2023, upon the approval by the Corporation’s board of directors, the Corporation may extend the period of time to consummate a Business Combination up to four times, each by an additional three months, for an aggregate of 12 additional months to September 8, 2024.

IN WITNESS WHEREOF, Digital World Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 6th day of September, 2023.

DIGITAL WORLD ACQUISITION CORP.

By:	/s/ Eric Swider
Name:	Eric Swider
Title:	Chief Executive Officer